Exhibit 99.1

News Release

Contact:	Chris O’Neal	EnPro Industries
	Senior Vice President, Strategy,	5605 Carnegie Boulevard
	Corporate Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Completes Offering of $350 Million

5.75% Senior Notes Due 2026

CHARLOTTE, N.C., October 17, 2018 – EnPro Industries, Inc. (NYSE: NPO) (“EnPro”) today announced that it has completed its previously announced offering of $350 million of its 5.75% Senior Notes due 2026 (the “Senior Notes”). The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

The net proceeds of the offering of the Senior Notes, together with borrowings under EnPro’s senior secured revolving credit facility, have been deposited with the trustee for EnPro’s outstanding 5.875% Senior Notes due 2022 (the “5.875% Notes”) to fully fund the redemption of all of the outstanding 5.875% Notes. The conditional redemption of the 5.875% Notes was announced by EnPro on October 1, 2018, with a redemption date of October 31, 2018, and all of the conditions to such redemption have been satisfied.

The Senior Notes are unsecured, unsubordinated obligations of EnPro and mature on October 15, 2026. Interest on the Senior Notes accrues at a rate of 5.75% per annum and is payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2019. The Senior Notes are guaranteed on a senior unsecured basis by EnPro’s direct and indirect domestic subsidiaries that guarantee its senior secured revolving credit facility.

Each holder of the Senior Notes may require EnPro to repurchase some or all of the Senior Notes for cash upon the occurrence of a defined “change of control” event, at a price equal to 101% of the principal amount of the Senior Notes being repurchased, plus accrued and unpaid interest. EnPro’s ability to redeem the Senior Notes prior to maturity is subject to certain conditions, including in certain cases the payment of make-whole amounts.

The indenture governing the Senior Notes includes covenants that restrict EnPro’s ability to engage in certain activities, including incurring additional indebtedness, paying dividends and repurchasing shares of its common stock, subject in each case to specified exceptions and qualifications set forth in the indenture.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, the Senior Notes or any other securities. Any offers of the Senior Notes were made only by means of a private offering memorandum. The Senior Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This press release also does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the 5.875% Notes. The formal notice of redemption has been provided in accordance with the terms of the indenture governing the 5.875% Notes.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.

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